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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 8, 2006, with respect to the consolidated financial statements of Union Drilling, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 29, 2006.

Fort Worth, Texas
June 5, 2006